EX-99.1     PRESS RELEASE

VALENCE TECHNOLOGY, INC. ANNOUNCES SETTLEMENT OF CLASS-ACTION
SECURITIES LITIGATION SUBJECT TO COURT APPROVAL

February 10, 2000 11:00 PM
HENDERSON, Nev., Feb. 10 /PRNewswire/ -- Valence Technology Inc. VLNC today announced that a settlement has been reached in the securities class-action lawsuit that had been pending against the company and certain of its present and former officers and directors.

Under the settlement, which is subject to court approval and certain other ordinary contingencies, the claims against the company and all other defendants will be dismissed without presumption or admission of any liability or wrongdoing.

The full amount of the cash settlement and associated legal costs to date has been either previously expensed, reserved for or fully covered by the company's insurance carriers. Under the terms of the settlement Valence will pay $1.3 million in cash and 950,000 shares of common stock to the class fund. The company will take a charge for the impact of the stock portion of this settlement during the fourth quarter ending March 26, 2000.

Commenting on the announcement, Valence Chairman and Chief Executive Officer Lev Dawson stated, "While we continue to deny liability, the settlement of these lawsuits is in our stockholders' best interest. Continuing the litigation would have been very expensive and distracting to management, and the settlement will resolve any uncertainty about the lawsuits among the company's stockholders, customers, suppliers and other business partners."

About Valence Technology Inc.

With more than 400 battery patents awarded and pending, Valence is a leader in the development of lithium polymer batteries. The company operates facilities in Henderson, Nev.; Seattle, Wash.; and Mallusk, Northern Ireland. It also has a 50% owned subsidiary, Hanil Valence, in South Korea. Valence is traded on the Nasdaq National Market under the symbol VLNC. Valence can be found on the Internet at http://www.Valence.com.

The information contained herein includes forward-looking statements that involve risks and uncertainties. In particular these include statements regarding our intent, belief or current expectations with respect to, among other things, the Stipulation of Settlement and its approval by the court. Our actual results may differ materially from those projected in this press release. These risk factors are described from time to time in Valence's SEC reports, including on Form 10-K for the year ended March 29, 1999, our quarterly reports on Forms 10-Q and our current reports on Forms 8-K to which readers are referred.

SOURCE Valence Technology, Inc.